                            SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              The Gillette Company
                (Name of Registrant as Specified in Its Charter)

                              The Gillette Company
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), 14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1) Title of each class of securities to which transaction applies:

 2) Aggregate number of securities to which transactions applies:

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

 4) Proposed maximum aggregate value of transaction:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:

 2) Form, Schedule or Registration Statement No.:

 3) Filing Party:

 4) Date Filed:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined

Prudential Tower Building
Boston, MA 02199

       THE                                            Prudential Tower Building
[LOGO] GILLETTE                                       Boston, MA 02199
       COMPANY
World-Class Brands, Products, People

NOTICE OF ANNUAL MEETING OF THE STOCKHOLDERS

The 1996 Annual Meeting of the stockholders of The Gillette Company will be held at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts, on Thursday, April 18, 1996, at 10:00 a.m. for the following purposes:

    1. To elect four directors for terms to expire at the 1999 Annual Meeting of the stockholders.

    2. To vote on the approval of the appointment of auditors for the year 1996.

    3. To vote on the stockholder proposal described in the accompanying proxy statement, if the proposal is presented at the meeting.

    4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at the above address.

If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.


By Order of the Board of Directors
Jill C. Richardson, Secretary


Boston, Massachusetts
March 14, 1996

Prudential Tower Building
Boston, MA 02199


       THE                                            Prudential Tower Building
[LOGO] GILLETTE                                       Boston, MA 02199
       COMPANY
World-Class Brands, Products, People


March 14, 1996

PROXY STATEMENT

INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for the 1996 Annual Meeting of the stockholders of the Company on April 18, 1996. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are being mailed to stockholders on or about March 14, 1996. You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 471, Boston, Massachusetts 02102-9901 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

The enclosed proxy will also serve as a confidential voting instruction with respect to the Company's employees' savings plans, Employee Stock Ownership Plan ("ESOP") and Global Employee Stock Ownership Plan ("GESOP"). If voting instructions have not been received from a participant by April 10, 1996, the shares allocated to the participant's account(s) and ESOP and GESOP shares that have not been allocated to participant accounts will be voted on each issue in proportion to the shares as to which voting instructions have been returned by other participants of each respective plan.

1. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING
OF THE STOCKHOLDERS
At the meeting, four directors, Warren E. Buffett, Michael B. Gifford, Carol R. Goldberg and Joseph E. Mullaney, are to be elected to serve for terms that expire at the 1999 Annual Meeting of the stockholders. Information regarding the Board's four nominees to this class is set forth at page 2. Information regarding the eight directors whose terms expire in 1997 and 1998 is set forth at pages 3 and 4.

The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If any nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR THREE-YEAR TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING OF THE STOCKHOLDERS

------------   WARREN E. BUFFETT                             Director since 1989
               Mr. Buffett, 65 years of age, is Chairman of the Board and Chief
 Picture       Executive Officer of Berkshire Hathaway Inc., a company engaged
 Warren E.     in a number of diverse business activities, the most important of
 Buffett       which is the property and casualty insurance business. Prior to assuming those positions in 1970, he was a general partner of
               Buffett Partnership, Ltd. He is a director of The Coca-Cola
------------   Company and Salomon Inc.


------------   MICHAEL B. GIFFORD                            Director since 1993
               Mr. Gifford, 60 years of age, is Managing Director and Chief
 Picture       Executive of The Rank Organisation Plc, London, England, a
 Michael B.    leisure and entertainment company. He has served in that capacity
 Gifford       since 1983. He was Finance Director of Cadbury Schweppes plc from
               1978 to 1983 and Chief Executive of Cadbury Schweppes Australia
------------   from 1975 to 1978. He is a director of English China Clays plc.


------------   CAROL R. GOLDBERG                             Director since 1990
               Mrs. Goldberg, 64 years of age, is President of The Avcar Group,
 Picture       Ltd., a management consulting firm. She was President and Chief
 Carol R.      Operating Officer of The Stop & Shop Companies, Inc., a retail
 Goldberg      store chain, from 1985 to 1989. She joined Stop & Shop in 1959 and served in various management positions prior to her election as Executive Vice President and Chief Operating Officer in 1982.
               She served as a director of that Company from 1972 to 1989. She serves as a director of America Service Group, Inc., Boston
------------   Municipal Research Bureau and the Kennedy Library Foundation.


------------   JOSEPH E. MULLANEY                            Director since 1990
               Mr. Mullaney, 62 years of age, is Vice Chairman of the Board. He
 Picture       joined the Company in 1972 as Associate General Counsel and was
 Joseph E.     elected General Counsel in 1973, Vice President in 1975, Senior
 Mullaney      Vice President with responsibilities for legal and governmental affairs in 1977 and Vice Chairman in 1990. He serves as a
               director of Boston Municipal Research Bureau, the Greater Boston
               Legal Services Corporation, the Greater Boston Chamber of
               Commerce, the New England Legal Foundation and the World Affairs
               Council of Boston. He is also a member of the Board of Trustees
------------   of the Massachusetts Taxpayers Foundation, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE TERMS EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS

------------   HERBERT H. JACOBI                             Director since 1981
               Mr. Jacobi, 61 years of age, has been Chairman of the Managing
 Picture       Partners of Trinkaus & Burkhardt, a German bank, since 1981. The
 Herbert H.    Bank is affiliated with Britain's Midland Bank plc, a member of
 Jacobi        the Hongkong Bank Group. He was a managing partner of Berliner
               Handels- und Frankfurter Bank from 1977 until 1981 and an
               Executive Vice President of Chase Manhattan Bank from 1975 to
               1977. Mr. Jacobi is a director of Amtrol, Inc.; Atlanta AG; Braun
               AG, a Gillette subsidiary; Midland Bank plc.; and Oplaender GmbH.
               He is also a member of the Partnership Council of Freshfields, a
               U.K. law firm, and Vice Chairman of Midland Bank France S.A. He is President of the North Rhine-Westfalia Stock Exchange in
------------   Duesseldorf and a director of Deutsche Boerse AG in Frankfurt.


------------   ALEXANDER B. TROWBRIDGE                       Director since 1990
               Mr. Trowbridge, 66 years of age, is President of Trowbridge
 Picture       Partners Inc., a management consulting firm. He was President of
 Alexander B.  the National Association of Manufacturers, a trade organization,
 Trowbridge    from 1980 through 1989. He was Vice Chairman of Allied Chemical
               Corporation (now Allied-Signal Corporation) from 1976 to 1980;
               President of The Conference Board, Inc. from 1970 to 1976;
               President of American Management Association from 1968 to 1970;
               and U.S. Secretary of Commerce from 1967 to 1968. Mr. Trowbridge is a director of Harris Corporation; ICOS Corporation; New
               England Mutual Life Insurance Company; PHH Corporation; The Rouse
               Company; The Sun Company, Inc.; SunResorts International N.A.
               Ltd.; E.M. Warburg Pincus Counsellors Funds; and WMX Technologies
------------   Inc. He is a charter trustee of Phillips Academy, Andover.


------------   JOSEPH F. TURLEY                              Director since 1980
               Mr. Turley, 70 years of age, was President and Chief Operating
 Picture       Officer of the Company until his retirement in 1988. He joined
 Joseph F.     the Company in 1960 and served as General Manager of the Gillette
 Turley        subsidiary in Spain, as President of Gillette Canada and, from
               1971 to 1976, as President of the Safety Razor Division. He was
               Executive Vice President in charge of Gillette North America from
               1976 to February 1981, when he became President and Chief
               Operating Officer. Mr. Turley is a director of Copley Properties,
------------   Inc. and is a trustee of New England Zenith Funds.


------------   MICHAEL C. HAWLEY                             Director since 1995
               Mr. Hawley, 58 years of age, is President and Chief Operating
 Picture       Officer. He joined the Company in 1961 and was named Business
 Michael C.    Development Manager for Gillette International in the United
 Hawley        Kingdom in 1970. He served as General Manager of Gillette
               Colombia from 1972 until 1976, when he became Group General
               Manager of the Asia-Pacific Group, based in Sydney, Australia. In
               1985 he was elected a Corporate Vice President responsible for all blade, razor and writing instrument engineering, as well as technical support for Gillette factories worldwide. He served as
               President of Oral-B Laboratories from June 1989 until his
               election as Executive Vice President, International Group, in
               November 1993. In April 1995 he was elected President and Chief
               Operating Officer. Mr. Hawley is a director of John Hancock
------------   Mutual Life Insurance Company and Texaco, Inc.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE TERMS EXPIRE AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS


------------   WILBUR H. GANTZ                               Director since 1992
               Mr. Gantz, 58 years of age, is President, Chief Executive Officer
 Picture       and a director of PathoGenesis Corporation, a biopharmaceutical
 Wilbur H.     company. He served as President of Baxter International, Inc., a
 Gantz         manufacturer and marketer of health care products, from 1987 to
               1992. He joined Baxter International, Inc. in 1966 and held various management positions prior to becoming its Chief
               Operating Officer in 1983. Mr. Gantz is a director of W.W.
               Grainger and Company; Bank of Montreal; Harris Bankcorp; and
------------   Harris Trust and Savings Bank.


------------   RICHARD R. PIVIROTTO                          Director since 1980
               Mr. Pivirotto, 65 years of age, is President of Richard R.
 Picture       Pivirotto Co., Inc., a management consulting firm. He served as
 Richard R.    President of Associated Dry Goods Corporation, a retail
 Pivirotto     department store chain, from 1972 to 1976 and as Chairman of its
               Board of Directors from 1976 to February 1981. He is a director of General American Investors Company, Inc.; Immunomedics, Inc.;
               New York Life Insurance Company; and Westinghouse Electric
------------   Corporation.


------------   JUAN M. STETA                                 Director since 1987
               Mr. Steta, 69 years of age, is of counsel to the law firm of
 Picture       Santamarina y Steta, Mexico City, which is engaged in a general
 Juan M.       business practice. He joined the firm in 1949, was elected a
 Steta         partner in 1956 and served in that capacity until 1992. He is
               Chairman of the Board of Quimicos y Derivados and T & N de Mexico
               and is a director of several other Mexican corporations,
               including General Motors de Mexico, SKF de Mexico and Grupo
               IDESA. He is also a director of Barnes Group Inc. in Bristol,
------------   Connecticut.


------------   ALFRED M. ZEIEN                               Director since 1980
               Mr. Zeien, 66 years of age, is Chairman of the Board and Chief
 Picture       Executive Officer. He joined the Company in 1968 and served as
 Alfred M.     Chairman of the Board of Management of Braun AG, a Gillette
 Zeien         subsidiary, from 1976 to 1978 and as Senior Vice President,
               Technical Operations, from 1978 to 1981. He was elected Vice
               Chairman of the Board in 1981. In that capacity, he served as the
               Company's senior technical officer and headed the new business development group until November 1987, when he assumed
               responsibility for Gillette International and the Diversified
               Companies. He was elected President and Chief Operating Officer in January 1991 and Chairman and Chief Executive Officer in
               February 1991. Mr. Zeien is a director of Bank of Boston
               Corporation; The First National Bank of Boston; Massachusetts
               Mutual Life Insurance Company; Polaroid Corporation; Raytheon
------------   Company; and Repligen Corporation.

BOARD MEETINGS
The Board of Directors held eight meetings in 1995.

COMMITTEES OF THE BOARD
The Board of Directors has the following standing committees, which are composed entirely of directors who are not employees of the Company, except that the Chief Executive Officer is an ex officio member of the Executive Committee.

Audit Committee
The members are Mr. Steta (Chairman), Mr. Gifford, Mrs. Goldberg and Mr. Turley.

The Audit Committee recommends the appointment of the Company's independent auditors, meets with the auditors to review their report on the financial operations of the business, and approves the audit services and any other services to be provided. It reviews the Company's internal audit function and the performance and adequacy of the fund managers for the Company's benefit plans. It also reviews compliance with the Company's statement of policy as to the conduct of its business. Four meetings of the Committee were held in 1995.

Executive Committee
The members are Mr. Buffett (Chairman), Mrs. Goldberg, Mr. Steta, Mr. Turley and Mr. Zeien.

The Executive Committee, acting with the Finance Committee, reviews and makes recommendations on significant capital investment proposals. It is also available to review and make recommendations to the Board with respect to the nature of the business, plans for future growth, senior management succession and stockholder relations. The Committee has the added functions of reviewing the composition and responsibilities of the Board and its committees and recommending to the Board nominees for election as directors. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee in care of the Secretary of the Company. Nine meetings of the Committee were held in 1995.

Finance Committee
The members are Mr. Jacobi (Chairman), Mr. Gantz, Mr. Gifford, Mr. Pivirotto and Mr. Trowbridge.

The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. Eight meetings of the Committee were held in 1995.

Personnel Committee
The members are Mr. Pivirotto (Chairman), Mr. Gantz, Mr. Jacobi and Mr. Trowbridge.

The Personnel Committee reviews and makes recommendations to the management or Board on personnel policies and plans or practices relating to compensation. It also administers the Company's executive incentive compensation plans and approves the compensation of all officers and certain other senior executives. Eight meetings of the Committee were held in 1995.

OUTSTANDING VOTING SECURITIES
On March 1, 1996, the record date for the 1996 Annual Meeting of the stockholders, there were outstanding and entitled to vote 444,793,019 shares of the $1 par value common stock of the Company, entitled to one vote per share, and 160,405 shares of Series C ESOP Convertible Preferred Stock, entitled to 40 votes per share. The holders of the Company's common and preferred stock vote together as one class on all matters being submitted to a vote of the stockholders at the 1996 Annual Meeting. All references in this proxy statement to numbers of common shares and prices per common share have been adjusted for stock splits, including the two-for-one stock split effective June 22, 1995.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND EMPLOYEES
Stock ownership by directors, officers and other employees is encouraged in order to align even more closely their interests with those of stockholders. In that regard, fifty percent of each director's annual retainer is paid in Gillette stock, and each of the directors owns stock with a current value in excess of twice the annual retainer for Board service. Each of the executive officers owns stock, either directly or through Company savings plans, with a value of at least twice his current salary, and the level of stock ownership for the group of executive officers exceeds twelve times the group's combined salaries. There is also broad-based employee stock ownership. Approximately 11,000 employees worldwide own over 20,000,000 shares through participation in the Company's employees' savings and stock ownership plans.

The following table sets forth the number of Gillette shares beneficially owned on March 1, 1996, by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table at page 13 and (iii) all directors and current executive officers as a group. All individuals listed in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.



                                              Unrestricted
                                           Stock Beneficially     Option Shares
                              Title of      Owned, Excluding       Exercisable
    Name                       Class(1)         Options          Within 60 days
    ----                      ---------     -----------------    --------------
Warren E. Buffett               Common       48,000,741(2)           8,000
Wilbur H. Gantz                 Common            4,141              8,000
Michael B. Gifford              Common            1,339              6,000
Carol R. Goldberg               Common            3,141(3)           8,000
Michael C. Hawley               Common           69,610(4)         174,000
                                Series C Pfd.        16                --
Herbert H. Jacobi               Common            9,922              8,000
Jacques Lagarde                 Common           24,490(4)         239,536
                                Series C Pfd.        14                --
Joseph E. Mullaney              Common          108,459(4)         204,600
                                Series C Pfd.        14                --
Robert J. Murray                Common           76,274(5)         129,060
                                Series C Pfd.        14                --
Richard R. Pivirotto            Common            3,940              8,000
Juan M. Steta                   Common           12,373              8,000
Alexander B. Trowbridge         Common            1,741              7,600
Joseph F. Turley                Common          105,083              8,000
Alfred M. Zeien                 Common          721,185(4)         740,000
                                Series C Pfd.        14                --
All directors and current       Common       49,241,503(4)       2,018,736
executive officers as a group   Series C Pfd.       109                --

----------

(1) Except as indicated in note (2) below, the total number of shares beneficially owned in each class constitutes less than 1% of the outstanding shares in that class.

(2) The shares reported as owned by Mr. Buffett represent 10.8% of the outstanding common stock, as described on page 7. Mr. Buffett shares voting and investment power over 48,000,000 of the shares, which are owned by insurance subsidiaries of Berkshire Hathaway Inc., a company which he may be deemed to control.

(3) Mrs. Goldberg has no voting and investment power over 400 of the shares reported as owned and disclaims beneficial ownership with respect to those shares.

(4) Includes common shares held under the Company's Employees' Savings Plan as follows: Mr. Hawley 53,610 shares; Mr. Lagarde 12,526 shares; Mr. Mullaney 31,968 shares; Mr. Zeien 176,717 shares; and the total of all employee directors and all current executive officers, including the named current executive officers as a group, 360,436 shares. Under the Employees' Savings Plan and ESOP, participants may direct the voting of shares held in their accounts in accordance with the shared voting procedure described at page 1 and share investment power with the plans' trustees in accordance with the terms of the plans. In addition, Mr. Mullaney shares voting and investment power over 20,548 of the common shares reported as owned by him; one executive officer shares voting and investment power over 41,766 of the total number of common shares reported as owned by the group; and one executive officer has no voting and investment power over 30,664 of the common shares reported as owned by the group and disclaims beneficial ownership with respect to those 30,664 shares.

(5) Includes 30,950 shares held under the Company's Employees' Savings Plan. Mr. Murray has no voting and investment power over 612 of the shares reported as owned by him and disclaims beneficial ownership with regard to those shares

As of March 1, 1996, Berkshire Hathaway Inc., located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, beneficially owned, through six insurance subsidiaries, 48,000,000 shares, which constitute 10.8% of the outstanding common stock of the Company and 10.6% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. One of the six Berkshire Hathaway Inc. subsidiaries, National Indemnity Company, 3024 Harney Street, Omaha, Nebraska 68131, owned directly 30,000,000 of the 48,000,000 shares, or 6.7% of the outstanding common stock and 6.6% of the votes entitled to be cast by the holders of the outstanding voting securities of the Company. The capital stock of Berkshire Hathaway Inc. is beneficially owned approximately 40.2% by Mr. Buffett and a trust of which he is trustee but in which he has no economic interest and 3.1% by his wife, Susan T. Buffett.

As of March 1, 1996, State Street Bank and Trust Company, P.O. Box 5259, Boston, Massachusetts 02101 ("State Street") held as Trustee of The Gillette Company Employee Stock Ownership Plan on behalf of Plan participants, 160,405 shares of Series C ESOP Convertible Preferred Stock which represent 100% of that class and 1.4% of the votes entitled to be cast by the holders of the Company's outstanding voting securities. State Street exercises shared voting and dispositive power over the shares.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS
Berkshire Hathaway Inc. and the Company continue to be subject to their agreement of July 20, 1989. Management, after consultation with legal and financial advisors, determined that the terms of the agreement, as described below, were fair to the Company.

The agreement provides that, without the approval of the Company's Board of Directors, until July 20, 1999, Berkshire Hathaway Inc. will not acquire shares giving it a total of more than 14.1% of the voting power of the Company's outstanding voting securities (other than through the exercise of rights, warrants or convertible securities received by Berkshire Hathaway Inc. with respect to its common stock) or become a participant in a proxy solicitation or a member of another group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to the Company.

Berkshire Hathaway Inc. also remains subject to its agreement to use its best efforts not to knowingly sell securities representing more than 3% of the voting power of the Company's outstanding voting securities to any one entity or group except in certain specified circumstances related to a change in control of the Company, and to give the Company certain rights of first refusal in the event of sales of the Company's voting securities by Berkshire Hathaway Inc. If the Company does not exercise its right of first refusal, Berkshire Hathaway Inc. has the right to have the Company register, either in its entirety or in increments of $100,000,000 or more from time to time, one or more public offerings of the Gillette common stock held by Berkshire Hathaway Inc.

While Berkshire Hathaway Inc. owns at least 5% of the voting power of the Company's securities, the Company's directors will also continue to be subject to their agreement to use their best efforts to secure the election to the Board by the stockholders of Mr. Buffett or such other individual reasonably acceptable to the Company as Berkshire Hathaway Inc. might nominate.

Fees paid during 1995 to the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, are reported below.

COMPENSATION OF DIRECTORS
Directors who are not employees of the Company or its subsidiaries are paid an annual Board retainer fee of $28,000 ($25,000 prior to October 1995) plus a fee of $1,200 ($1,000 prior to October 1995) for attendance at each meeting of the Board of Directors or of its committees. Under the Outside Directors' Stock Ownership Plan one half of all annual Board retainer fees is paid in common stock of the Company. Committee Chairmen receive an additional retainer of $4,000 ($3,000 prior to October 1995) a year. The directors may defer payment of all or any portion of cash retainers or fees until after retirement or resignation from the Board or until an earlier change in control. Deferred amounts accrue interest equivalents. Upon the death of a director, any unpaid amounts become payable in a lump sum.

Directors who are not employees of the Company or its subsidiaries also may be paid for service as directors of Company subsidiaries. During 1995 Mr. Jacobi received standard outside director fees totaling $13,039 for his services as a director of Braun AG.

Each non-employee director receives an automatic stock option grant, effective two business days following the date of the annual meeting of the stockholders, to purchase 2,000 shares of the common stock of the Company at a price equal to the fair market value on the date of grant. In 1995 the grants were made on April 24 at a price of $40.905 per share. Options granted to non-employee directors are designated as non-ISO's, the terms of which are generally similar to those granted to employees, which are described at page 15.

A director who has attained age 70 cannot stand for reelection to the Board. Directors who have served as Board members for five or more years receive an annual retirement benefit which is equal to the annual retainer in effect when they leave the Board and is payable for a period equal to their years of service. No credit is given for service as a director while an employee of the Company. Payment of the benefit commences when service ends, or at age 65 if a director leaves the Board at an earlier age. Upon the death of a director, the present value of any unpaid amount becomes payable in a lump sum. In the event of a change in control, a director leaving the Board would be entitled to receive immediate payment of the present value of the full retirement benefit. A director who at any time acts in a manner contrary to the best interests of the Company risks forfeiture of the future retirement benefit.

During 1995 the Company and its Mexican subsidiaries received legal advice from the law firm of Santamarina y Steta, of which Mr. Steta is of counsel, and paid the firm a total of $277,014 for its services. The Company believes that all such services were provided on terms at least as favorable to the Company as those of comparable firms retained to provide similar legal services to the Company. It is expected that Santamarina y Steta will continue to provide legal services to the Company and its subsidiaries during 1996.

GILLETTE COMPARATIVE FIVE-YEAR INVESTMENT PERFORMANCE
The following chart compares the total return on $100 invested in Gillette common stock for the five-year period from December 31, 1990 through December 31, 1995 with a similar investment in the Standard & Poor's 500 Stock Index and with a peer group consisting of ten consumer products companies of generally similar size. The cumulative return includes reinvestment of dividends. S&P 500 Stock Index sourced from The Wyatt Company.




-------------------------------------------------------------------------------
                 1990       1991       1992       1993       1994       1995
                 ----       ----       ----       ----       ----       ----
Gillette         $100       $181       $186       $197       $251       $353
Peer Group       $100       $146       $134       $133       $148       $217
S&P 500          $100       $130       $140       $154       $156       $215
-------------------------------------------------------------------------------



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
Peer Group Companies:                Bristol-Myers Squibb Company   Procter & Gamble Company
American Home Products Corporation   Colgate-Palmolive Company      Rubbermaid Incorporated
Avon Products, Inc.                  Johnson & Johnson              Warner-Lambert Company
The Black & Decker Corporation       Pfizer Inc.
--------------------------------------------------------------------------------------------

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Objectives and Programs
-------------------------------
The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals, as reflected in its statement of mission and values and in its strategic business plan, and to recognize individual contributions as well as overall business results. In order to achieve this objective, the primary focus of the Personnel Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, bonus and stock option grants -- and the compensation package as a whole. In general, the Committee also believes that total compensation should reflect the fact that the Company's performance compares very favorably with that of the peer group companies and with that of the broader group of companies represented in the Standard & Poor's 500 Stock Index.

Overall executive compensation is dependent upon performance against goals assigned to each executive under the Company's management by objectives program. These objectives are designed to further the Company's strategic business plan and mission and values. Objectives include quantitative factors that directly improve the Company's short-term financial performance, as well as qualitative factors that strengthen the Company's ability to enhance profitable growth over the long term, such as demonstrated leadership ability, management development, insuring compliance with law and Company policies, and anticipating and responding to changing market and economic conditions.

Each year the Committee reviews a report prepared by independent compensation consultants assessing the competitiveness of the Company's program for the past year with the peer group used for compensation comparisons ("the Compensation Peer Group") to determine whether the Company has achieved its executive compensation program objective and to help the Committee determine whether there is a need to make prospective adjustments in the compensation of executive officers. The Compensation Peer Group includes most of the companies listed on page 9, as well as a number of other companies with which the Company competes for executive talent. Despite the substantial similarities between the two groups, the companies included in the Compensation Peer Group are not identical to those included in the peer group index in the Investment Performance Graph included in this proxy statement because the Committee believes that the group of companies with which the Company competes for executive talent is broader than and not identical to that appropriate for comparing investment performance.

Over the last several years the Personnel Committee has sought to relate an increasingly greater percentage of total executive compensation directly to the financial performance of the Company and to the part each executive played in achieving that performance. This has resulted in a compensation package in which a greater portion of each executive officer's compensation is contingent upon the achievement of specific financial targets for the year. For 1995 the bonus represented approximately 40% of total direct compensation (base salary plus bonus), a proportion believed to be generally in line with that of the Compensation Peer Group.

It has also been the Committee's objective that, in any year in which a budgeted bonus pool is earned under the Incentive Bonus Plan and the Company's performance compares favorably with those shown on the Investment Performance Graph, the total direct compensation of the executive officers should be well above the median of direct compensation paid by the Compensation Peer Group. For the most recent period for which information is available, the total direct compensation of the executive officers was well above the median of direct compensation of the Compensation Peer Group.

The Personnel Committee approves the base salaries of the executive officers and, at its discretion, awards bonuses under the Incentive Bonus Plan and grants stock options under the Stock Option Plan.

Base Salary
In determining the salary of an executive officer, a salary range is assigned under a worldwide system of job evaluation based upon the level of responsibility, the qualifications and experience required and the need to provide, together with the Incentive Bonus Plan, competitive direct compensation. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually assigned objectives.

Incentive Bonus Plan
Under the Incentive Bonus Plan, the Personnel Committee establishes bonus pools based on budgeted goals set at the outset of the year relating to profit from operations, return on assets, and sales (weighted 70%, 15% and 15%, respectively, for 1995) and establishes the minimum, budgeted, and maximum Company-wide aggregate bonus pools that may be earned based upon the achievement of those Company goals. For 1996 the weighting of the factors remains unchanged.

In order for a bonus pool to be earned, a minimum profit from operations goal for the Company must be met. The actual amount of any pool is determined based upon the level of achievement of Company goals for the year. Company goals are translated to operating unit, staff and individual objectives and assigned to executives under the Company's management by objectives program. For the year 1995, the plan provided for awards ranging from 5% to 70% of year-end salary based upon the performance of each executive officer against individually assigned objectives for the year, with the Committee having discretion to award a higher amount under special circumstances.

At the time goals are set, a reserve equivalent to no more than 35% of the amount of the budgeted bonus pool may be established by the Committee from which bonuses may be awarded to eligible employees in operating units that achieve assigned objectives even if the overall minimum profit from operations goal for the Company is not met. In addition, the Committee may, within certain limits, carry forward a portion of the bonus pool earned in any year for its discretionary use in the future.

Stock Option Plan
Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and mission and values and to align the executive officers' interests with those of the stockholders. The Stock Option Plan is the Company's sole long-term incentive plan for executive officers. Under the plan, the Personnel Committee may award stock options for terms not to exceed ten years at no less than the fair market value of Gillette common stock on the date of grant. The size of any stock option grant is related to the individual's level of responsibility within the organization, and awards are made on a basis designed to be at or above the median value of grants under similar programs of companies in the Compensation Peer Group.

Other Benefits
In order to attract, motivate and retain employees, the Company also maintains a competitive benefits package, participation in which is not dependent upon performance. In general, executive officers participate on the same basis as other employees in the Company's broad-based employee benefit plans: the Employees' Savings Plans, the Employee Stock Ownership Plan, and the Retirement Plans. Information on these plans is provided on pages 14 through 17.

The executive officers, along with certain other executives, participate in an Executive Life Insurance Program and Estate Preservation Plan. Information on these programs is included in the footnotes to the Summary Compensation Table at page 13.

The Personnel Committee has reviewed the impact of Section 162 (m) of the Internal Revenue Code which, beginning in 1994, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the CEO and the next four most highly compensated executive officers. It is the practice of the Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgement of the Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. Accordingly, the Stock Option and Stock Equivalent Unit Plans fulfill the requirements for treatment as tax-deductible compensation.

The Committee has determined that to attempt to amend the Incentive Bonus Plan so that bonuses meet the definition of tax-deductible compensation would require changes which would be contrary to the compensation philosophy underlying that plan and which would seriously impede the Committee's ability to administer the plan as designed in accordance with the judgement of the Committee. The Incentive Bonus Plan was deliberately designed so that individual bonuses were not to be dependent solely on objective or numerical criteria, thus allowing the Committee the flexibility to apply its independent judgement to reflect performance against qualitative strategic objectives.

Compensation of Chief Executive Officer
---------------------------------------
As Chairman and Chief Executive Officer, Mr. Zeien's compensation, like that of the other executive officers of the Company, is set in accordance with the foregoing policies.

Base Salary
Mr. Zeien's base salary represents an effort by the Personnel Committee, after consideration of data contained in a report from the independent compensation consultants, to place his base salary at or above the median of salaries of chief executive officers of the companies in the Compensation Peer Group.

Incentive Bonus Plan
Mr. Zeien is responsible for the entire scope of the Company's worldwide business. His 1995 bonus was based upon his successful leadership in managing the business and balancing the Company's long and short-term objectives as described below.

The Company's sales grew by 12% to $6.8 billion in 1995, a record level. Sales growth was broadly based, with all three operating groups reporting double digit sales gains. As compared with 1994, profit from operations in 1995 was $1,371 million, a 12% increase from the $1,227 million reported a year earlier; net income of $824 million was 18% higher than the $698 million in 1994; and earnings per common share rose at the rate of 18% over those of 1994. Return on average assets for 1995 improved one point to 14%. The total market value of Gillette common stock increased 40% in 1995 to $23.2 billion. Net debt grew by $236 million to $1,277 million, primarily due to two strategic acquisitions made late in the year. Stockholders' equity grew more than $500 million to $2,513 million, a 25% increase.

Significant progress was made during 1995 toward achievement of the Company's long-term growth goals -- clear worldwide leadership in core business categories and geographic expansion. The Company's ongoing emphasis on technology-driven new products also continued to be apparent in 1995. In addition to strong growth in the newer geographic areas, new product activity continued at a record pace in 1995, with more than 20 new products introduced. Investment in the three principal "growth drivers" -- research & development, capital spending and advertising -- in combination rose 16% over 1994 levels, well above the Company's sales growth rate. As an indicator of the effectiveness of this investment in "growth drivers", 42% of the Company's 1995 sales came from products introduced in the last five years. This 1995 new product percentage does not include the original Sensor razor and cartridges which were introduced in 1990.

Mr. Zeien is also responsible for insuring the Company's compliance with applicable laws and Company policies.

Stock Option Plan
The June 1995 stock option grant to Mr. Zeien was based upon the Committee's judgement that stock options are designed as the Company's sole long-term incentive for executive officers and that the option granted, which was the same in 1994, represents an amount believed by the Committee to be competitive in value with long-term incentives granted other chief executive officers of the companies in the Compensation Peer Group. An additional stock option grant made to Mr. Zeien is described on page 13.

Incentive Payment and Award
At its meeting on February 15, 1996, the Personnel Committee recommended and the Board approved an additional compensation package for Mr. Zeien, to provide an incentive to him not to retire and to continue his employment as Chairman of the Board and Chief Executive Officer of the Company, consisting of a payment to Mr. Zeien of $500,000 if he continues in these capacities through February 28, 1997, with any such amount being payable to Mr. Zeien after his retirement, and made an option grant to Mr. Zeien effective February 15, 1996, of 100,000 shares at an exercise price of $56.25 per share, the fair market value of the stock on that date, which will become exercisable on February 15, 1997. The additional compensation package for Mr. Zeien was reviewed by the Company's independent compensation consultants who have advised the Personnel Committee that both its design and level are well within current marketplace practices in similar situations. This additional compensation package is similar to the one- year package approved by the Board of Directors on February 16, 1995, and disclosed in the March 16, 1995, Proxy Statement, consisting of a payment of $500,000 to be made to Mr. Zeien after his retirement and a stock option on 150,000 shares.

                                              Richard R. Pivirotto
                                              (Chairman)
                                              Wilbur H. Gantz
                                              Herbert H. Jacobi
                                              Alexander B. Trowbridge

EXECUTIVE COMPENSATION
The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown.

Summary Compensation Table

                                                                                           Long-Term
                                           Annual Compensation                            Compensation
                        -------------------------------------------------------    --------------------------
                                                                     Other          # of Stock     Long-Term
Name and Principal                                                   Annual           Options      Incentive      All Other
Position                   Year       Salary          Bonus     Compensation(1)       Granted     Payouts(2)   Compensation(3)
---------------------      ----       ------          -----     ---------------       -------     ----------   ---------------
Alfred M. Zeien            1995     $1,125,000     $1,300,000          --             350,000         --          $176,741
Chairman and Chief         1994      1,000,000      1,000,000          --             200,000         --           147,110
  Executive Officer        1993        908,333        675,000          --             150,000         --           157,273

Michael C. Hawley          1995     $  514,375     $  390,000       $  3,354          120,000         --          $ 59,112
President & Chief          1994        377,917        250,000          5,488           64,000         --            38,864
  Operating Officer        1993        324,600        190,000        228,233           45,000         --            33,371

Joseph E. Mullaney         1995     $  475,000     $  220,000          --              50,000         --          $ 60,382
Vice Chairman of           1994        445,000        200,000          --              50,000         --            52,287
  the Board                1993        415,000        180,000          --              50,000         --            55,238

Jacques Lagarde            1995     $  531,313     $  300,000       $ 14,274           68,000         --          $ 53,171
Executive VP               1994        473,750        240,000        109,399           64,000         --            43,084
                           1993        417,250        170,000            772           60,000        $ 74,053       46,049

Robert J. Murray           1995     $  550,000     $  330,000       $  9,976           68,000        $254,076     $113,425
Executive VP               1994        510,000        315,000          1,567           68,000         229,930       54,837
                           1993        470,000        265,000         14,135           64,000         385,267       52,824

 ----------

(1) Other Annual Compensation amounts represent taxes reimbursed by the Company relating to non-deductible relocation expenses incurred by the named individuals.

(2) Long-Term Incentive Payouts represent Stock Equivalent Unit Plan amounts paid or payable but deferred with respect to segments of awards vesting in 1995, plus amounts representing the growth in 1995 on prior years' deferrals. Awards granted to executive officers after 1984 were contingent upon the achievement of future performance goals. In 1990, it was decided to utilize larger grants of stock options as long-term incentives for executive officers and to discontinue granting Stock Equivalent Unit Plan awards to this group of officers.

(3) The amounts reported as All Other Compensation include the following payments or accruals under the Company's benefit and incentive plans:

     (i) Company contributions during 1995 under the Employees' Savings Plan and Supplemental Savings Plan as follows: Mr. Zeien $56,250, Mr. Hawley $38,219, Mr. Mullaney $33,750, Mr. Lagarde $38,566 and Mr. Murray $30,673. Under the plans, the Company contributes 50 cents for each dollar up to a maximum of 10% of salary and bonus saved by participants. In general, regular U.S. employees are eligible to participate. Certain limitations on the amount of benefits under tax-qualified plans such as the Employees' Savings Plan were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the Supplemental Savings Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated as before on the basis approved by the stockholders.

     (ii) Savings plan equivalents credited on the 1995 Incentive Bonus Plan deferral of $65,000 for Mr. Zeien. Before being selected to receive a bonus, participants have the option to defer until a future year or retirement, or until an earlier change in control, payment of all or a portion of any bonus that may be awarded. Savings plan equivalents represent amounts which would have been credited as Company contributions under the Employees' Savings Plan or Supplemental Savings Plan had payment of the bonuses not been deferred.

     (iii) The value of Series C ESOP preferred shares allocated under the Employee Stock Ownership Plan ("ESOP") to each of their accounts as follows: Mr. Zeien $4,711, Mr. Hawley $4,805, Mr. Mullaney $4,711, Mr. Lagarde $4,711 and Mr. Murray $4,692. The ESOP was adopted in January 1990 as part of the Company's modified U.S. retiree medical benefit program. Since September 30, 1990, Series C ESOP preferred shares have been allocated quarterly to the accounts of eligible employees, generally on the basis of an equal amount per participant. In general, regular U.S. employees participate in the ESOP after completing one year of service with the Company.

     (iv) Company cost for the Executive Life Insurance Program as follows: Mr. Zeien $35,556, Mr. Hawley $7,647, Mr. Mullaney $9,693, Mr. Lagarde $3,404 and Mr. Murray $7,634. The program provides coverage during employment equal to four times annual salary, subject to a $600,000 minimum and a $2,000,000 maximum, with the participant paying the premium for coverage equal to two times salary or $250,000, whichever is less. During retirement, a Company-paid death benefit equal to annual salary, subject to a $150,000 minimum and a $500,000 maximum, continues in effect for the life of the participant.

     (v) Company cost for the Estate Preservation Plan as follows: Mr. Zeien $15,224, Mr. Hawley $8,441, Mr. Mullaney $12,228, Mr. Lagarde $6,490
           and Mr. Murray $6,964. The executive officers, as well as certain other officers, may participate in the Estate Preservation Program, under which the Company and the executive officer will share equally the cost of life insurance in the amount of $1,000,000 payable on the death of the survivor of each executive and his or her spouse, with the Company recovering its contribution at the end of a 15-year period, or if earlier, when the survivor of the executive and the executive's spouse dies.

     (vi) Accrued vacation pay of $63,462 was received by Mr. Murray upon his retirement as described in footnote 4 on page 15.

(4) Mr. Murray retired from the Company as of January 1, 1996. Pursuant to a noncompetition agreement ending December 31, 2000, or upon his earlier death, Mr. Murray will receive $450,000 per annum in 1996 and 1997 and $320,000 per annum in 1998, 1999 and 2000.

Stock Options Granted in 1995

                                              Individual Grants                                                     Grant Date
-------------------------------------------------------------------------------------------------------------         Value
                                                      % Of Total                                                   ------------
                                                    Options Granted                                                 Grant Date
                                Number of            To Employees          Per Share                              Present Value
Name                        Options Granted(1)          in 1995          Exercise Price     Expiration Date           ($)(2)
----                        ------------------       --------------      --------------     ---------------       -------------
Alfred M. Zeien                  150,000                 3.80%              $39.440             02/20/05            $1,815,000
                                 200,000                 5.07%               41.970             06/14/05             2,146,000
Michael C. Hawley                 40,000                 1.01%               40.905             04/23/05               478,000
                                  80,000                 2.03%               41.970             06/14/05               858,400
Joseph E. Mullaney                50,000                 1.27%               41.970             06/14/05               536,500
Jacques Lagarde                   68,000                 1.72%               41.970             06/14/05               729,640
Robert J. Murray                  68,000                 1.72%               41.970             01/01/96                     0(3)

----------
(1) These awards were made pursuant to the 1971 Stock Option Plan. The options become exercisable one year from date of grant and generally remain exercisable for ten years from the grant date provided the recipient remains employed throughout that period. The exercise price is equal to the average of the high and low prices of Gillette shares traded on the date the options were granted. At the time of grant, options may be designated as incentive stock options ("ISOs"), a type of option authorized under the 1981 amendments to the Internal Revenue Code. Options not so designated are granted as "non-ISOs". The post-retirement exercise period is generally three months for an ISO and three years for a non-ISO. If termination of employment occurs within one year after a change in control, as that term is described at page 17, any options held by the optionee that were not otherwise exercisable when employment ceased would become immediately exercisable.

(2) The options were valued using a Black-Scholes-based option pricing model, which generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Corporation's common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with the Company, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved. The assumptions and calculations used were provided by independent compensation consultants. In addition to stock value at the date of grant and the exercise price, which are identical, and the ten-year term of each option, the following assumptions were used to calculate the values reflected in the table: for options with an exercise price of $39.44, stock price volatility of 18% based on a one year daily stock price history, annualized dividend rate of 50 cents, and risk-free rate of return of 7.5% equal to the yield on a 10-year U.S. Treasury bond with a maturity matching the option term; for options with an exercise price of $41.97, stock price volatility of 17%, annualized dividend rate of 60 cents, and risk-free rate of return of 6%; and for options with an exercise price of $40.905, stock price volatility of 17%, annualized dividend rate of 50 cents, and risk-free rate of return of 7%.

(3) Due to Mr. Murray's retirement on January 1, 1996, this option will not become exercisable and, therefore, no grant date present value is shown.

Aggregated Stock Option Exercises During 1995 And 1995 Year-End Stock Option Values

                                                                                         Total Value
                                                                                       Of Unexercised
                         Number Of                       Number Of Unexercised       In-The-Money Stock
                     Shares Underlying      Value          Stock Options Held          Options Held At
Name                 Options Exercised   Realized(1)       At Fiscal Year-End          Fiscal Year-End
----                 -----------------  -----------    --------------------------      ---------------
Alfred M. Zeien           100,000        $2,922,070    Exercisable        590,000       $15,132,850
                                                       Unexercisable      350,000         3,802,500
Michael C. Hawley          38,000         1,239,360    Exercisable        134,000         3,024,250
                                                       Unexercisable      120,000         1,216,200
Joseph E. Mullaney         28,400         1,016,679    Exercisable        204,600         5,689,954
                                                       Unexercisable       50,000           489,000
Jacques Lagarde            19,464           712,127    Exercisable        239,536         6,677,247
                                                       Unexercisable       68,000           665,040
Robert J. Murray          209,600         7,210,225    Exercisable        132,000         2,975,000
                                                       Unexercisable            0(2)              0

----------
(1) The amounts shown are the total values realized by the named persons on exercises of options held for periods ranging from 5 to 9 years. The annualized values for the options exercised, calculated by dividing the total value realized by the number of years from the date of grant to the date of exercise, are as follows: Mr. Zeien $526,435, Mr. Hawley $225,142, Mr. Mullaney $153,588, Mr. Lagarde $117,656 and Mr. Murray $1,188,772.
(2) Due to Mr. Murray's retirement on January 1, 1996, his June 15, 1995, option on 68,000 shares will not become exercisable.

RETIREMENT PLAN
The following table sets forth the total annual pension benefits payable in the form of a straight-life annuity before reduction for social security benefits for employees who retire at or after age 65 under the Company's Retirement Plan and Supplemental Retirement Plan.

                                              Annual Pension
    Average Annual Compensation  ------------------------------------------
         Used as Basis for       15 Years of  20 Years of   25 Years or More
         Computing Pension          Service     Service       of Service
    ---------------------------  -----------  -----------   ----------------
            $  400,000             $120,000    $160,000       $  200,000
               600,000              180,000     240,000          300,000
               800,000              240,000     320,000          400,000
             1,000,000              300,000     400,000          500,000
             1,200,000              360,000     480,000          600,000
             1,400,000              420,000     560,000          700,000
             1,600,000              480,000     640,000          800,000
             1,800,000              540,000     720,000          900,000
             2,000,000              600,000     800,000        1,000,000

In general, the benefit upon retirement at or after age 65 with 25 years or more of service is equal to 50% of the employee's average annual compensation (salary plus bonus, if any, as reported in the Summary Compensation Table at page 13) during the five calendar years of highest compensation included in the last ten calendar years of employment, minus 75% of primary social security benefits.

Certain limitations on the amount of benefits under tax-qualified plans, such as the Retirement Plan, were imposed by the Employee Retirement Income Security Act of 1974, the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1986 and the Revenue Reconciliation Act of 1993. The Company adopted the Supplemental Retirement Plan, as permitted by law, for the payment of amounts to employees who may be affected by those limitations, so that, in general, total benefits will continue to be calculated on the basis approved by the stockholders, as described above.

As of December 31, 1995, the persons named in the Summary Compensation Table at page 13 had the following years of service under the Retirement Plan: Mr. Zeien 28 years; Mr. Mullaney 24 years; Mr. Hawley 32 years; Mr. Lagarde 25 years and Mr. Murray 35 years.

Change in Control and Severance Arrangements
The Board of Directors has adopted a severance pay and benefit arrangement to become effective in the event of a change in control. In general, the arrangement would obligate any acquirer to continue long-standing Gillette practice regarding severance payments to terminated employees. Severance payments to U.S. employees whose employment is terminated under certain circumstances after a change in control would be based on seniority and position level, subject to a minimum for certain key employees, including certain executive officers. Severance payments to employees in foreign countries would comply with local law and follow past Gillette practice.

The maximum amount payable under the severance pay arrangement, including any benefit plan payments resulting from a change in control, is 2.99 times average annual compensation for the five-year period preceding termination of employment. For most employees, including the named persons, it is unlikely that payments would reach the maximum. The aggregate of severance pay excluding benefit plan payments to the persons named in the Summary Compensation Table at page 13 on December 31, 1995, in the event of a change in control on that date, would have been $6,560,000, or 2 times the amount of their base salary on that date. In general, benefit plan payments resulting from a change in control are dependent upon salary, but vary with seniority and position level.

A change in control is defined in certain of the Company's benefit plans and, in general, means those events by which control of the Company passes to another person or corporation. Those events include a purchase of the Company's stock pursuant to a tender offer, the acquisition of 20% or more of the Company's stock by a person or group, a merger, or a sale of substantially all of the assets of the Company. In addition, a change in control would occur if, during any two-year period, the individuals who were serving on the Board of Directors of the Company at the beginning of the period or who were nominated for election or elected to the Board during the period with the affirmative vote of at least two-thirds of such individuals still in office, ceased to constitute a majority of the Board.

Benefits generally comparable to those applicable in the event of a change in control of the Company have been extended to employees, including officers, whose employment terminates pursuant to the Company's Realignment Plan announced in January 1994.

2. APPOINTMENT OF AUDITORS
On the recommendation of the Audit Committee of the Board of Directors, the Board has appointed KPMG Peat Marwick LLP as auditors for the year 1996, subject to approval by the stockholders. KPMG Peat Marwick LLP has audited the books of the Company for many years.

Representatives of KPMG Peat Marwick LLP will attend the 1996 Annual Meeting of the stockholders, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders. Should the appointment of auditors be disapproved by the stockholders, the Board of Directors will review its selection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

3. STOCKHOLDER PROPOSAL
This proposal was submitted by People for the Ethical Treatment of Animals, Inc., 4928 Wyaconda Road, Rockville, Maryland, 20852, which is the owner of 64 shares of the common stock of the Company.

    "WHEREAS, the Gillette Company has claimed for more than ten years that it is working to end the use of animals in product tests; and

    WHEREAS, the Gillette Company has never applied for approval of any drug;
    and

    WHEREAS, in 1998, provided that passage of the European Cosmetics Testing Directive is not delayed, Gillette products will not be permitted to be imported or sold in Europe if Gillette still uses animal tests; and

    WHEREAS, the number of animals killed in tests by Gillette is rising, having increased to 2,364 in 1994 from 2,304 in 1993 and;

    WHEREAS, nearly 550 companies (including many that produce the same types of products as Gillette) maintain high standards of profitability, product safety, and product innovation without performing animal tests; and

    WHEREAS, to be in good faith compliance with the Company's publicly stated claims and objectives;

    NOW THEREFORE BE IT RESOLVED, that the Gillette Company include as part of its existing annual "Report on Research with Laboratory Animals" a report delineating Company plans to achieve the goal of eliminating all animal tests by 1998, and information on all steps it has taken to promote, develop or validate alternative test methods."

The following statement has been submitted by the proponent in support of the resolution:

"The Gillette Company has made numerous claims to consumers and stockholders regarding its purported move away from animal tests and commitment to finding other test methods. For example, a 1989 document on product safety testing describes "efforts" Gillette has made "to minimize the use of animals in testing."

A Gillette publication titled, "A Question and Answer Guide to Your Safety" (April, 1995) states, "Gillette continues to be an industry leader in efforts to develop non-animal tests."

A July, 1995 letter from Gillette to a consumer states, "You should know that Gillette is an industry leader not only in reducing testing but also in developed (sic) technology that ultimately may eliminate the need to use laboratory animals."

In spite of an industry wide transition to non-animal tests, evidenced by the hundreds of companies relying on modern alternatives, Gillette's use of animals has increased by 55% since 1987. The European Directive provides additional impetus for Gillette's stated intent to find alternatives to animal testing. To be able to continue to market its products in Europe, Gillette must come into compliance with the European Directive's animal testing ban by 1998.

Although Gillette makes claims as to its commitment to finding alternatives to animal testing, and although the ability to maximize shareholder value through the sale of Gillette products in other countries may increasingly depend on non-animal product tests, Gillette seems to be making no overall progress toward the goal of eliminating animal tests.

Thus, we ask for your support in requesting that the Gillette Company issue annual reports to stockholders and consumers, on its plans for, and legitimate progress toward, the elimination of all animal tests by the 1998 effective date of the European Directive.

Please vote FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE REASONS SET FORTH BELOW.

The proponent has submitted similar proposals in the past which have been overwhelmingly rejected by the stockholders. Most recently, in 1992, the proponent received only 4.1% of the votes properly cast.

The Company has consistently held to the principles that its products must be safe to use by its customers and safe to manufacture by its employees. Animal research is only used as a last resort, but it is one important component of the safety assurance process. The very limited number of tests using animals which are performed for the Company are conducted in laboratories that meet or exceed the highest federal standards for the humane treatment of research animals.

These limited number of animal tests are primarily for advanced research and can vary from year to year. From a low starting point compared to others in the consumer products industry, the Company has shown an overall decline in the number of animal tests conducted, despite accelerated new product development. As reported by the Company, animal research, excluding limited research related to prescription drug products, consisted of:

* 2,627 rodents and 1,153 rabbits in 1986 (first year reported),

* 641 rodents and 146 rabbits in 1991,

* 379 rodents and 9 rabbits in 1995.

Since 1991, the Company's Medical Evaluation Laboratories has granted almost 6,000 medical safety approvals for (a) testing on paid human volunteers, (b) marketing products and (c) using chemicals in the manufacturing process.

* 88.8% (94.8% in 1995) were based on similarity to previously tested or marketed products, or review of available safety information.

* 9.8% (5.1% in 1995) were based in part on new testing of the formula or component on paid human volunteers.

* Only 1.4% (0.1% in 1995) of all medical safety approvals were based on new animal testing of the formula or ingredients.

None of the Company's razor and blade products are tested on animals. No finished cosmetic product of the Company has been tested on animals for several years. And, for the past two years, no animal tests have been conducted for the Company on any cosmetic ingredient.

The Company is committed to discontinuing the limited number of animal tests it conducts if and when validated and accepted alternatives to such tests become available. However, at the present time, such alternatives do not exist. Confirming this fact, Dr. Mary Ann Danello of the U.S. Consumer Product Safety Commission, in a letter dated October 31, 1995 to the Cosmetic, Toiletry and Fragrance Association, of which the Company is a member, stated:

        The Commission actively monitors the progress of alternatives to animal testing. However, at the present time, we do not know of adequate non-animal replacements for the eye irritation test or other acute toxicity tests.

Further, Dr. Neil L. Wilcox, Special Assistant to the Associate Commissioner for Science of the U.S. Food and Drug Administration, in comments to the Special Workshop on Interagency Regulatory Alternatives Group at the annual meeting of the American College of Toxicology on November 15, 1995, stated:

        . . . no single test or group of tests could be identified as a replacement for use in eye irritancy testing, and, therefore, totally obviate the current need for animal testing
        . . .

Until validated and accepted non-animal test alternatives become available, the Company is supporting a number of research programs to reduce, refine and replace the use of animals in its product testing:

* in partnership with the Humane Society of the United States, the Company is awarding research grants to scientists at Harvard University Medical School and Case Western Reserve Medical School to develop alternatives to animal tests;

* the Company is a sponsor and is represented on the Advisory Board of the Center for Alternatives to Animal Testing at Johns Hopkins University;
* in its own laboratories, the Company is conducting research on in vitro alternatives to eye and skin irritancy tests on animals;

* the Company is part of a large validation study for the SKIN\2/ test, a potential replacement for animal irritation testing.

Proponent's Arguments and the Company's Responses
-------------------------------------------------
The proponent's key argument for its proposal is that the ban included in the Sixth Amendment to the European Union's Directive on Cosmetic Products will become effective on January 1, 1998, and that the Company will have jeopardized its cosmetic sales in Europe by not adopting a compliance plan to meet that deadline. The Company's response is that the Sixth Amendment also contains a material qualification to the proposed ban:

        If there has been insufficient progress in developing satisfactory methods to replace animal testing, and in particular in those cases where alternative methods of testing, despite all reasonable endeavors, have not been scientifically validated as offering an equivalent level of protection for the consumer . . . the Commission shall, by 1 January 1997, submit draft measures to postpone the date of implementation of this provision, for a sufficient period, and in any case for no less than two years . . .

Dr. Fritz Kemper, Chairman of the Scientific Committee on Cosmetology which will advise the Commission on the availability of validated alternative test protocols as required by the Sixth Amendment, has advised the Company, in a letter dated December 13, 1995, that:

        . . . At present I am not aware of any validated substitutes, e.g. for the eye irritancy or acute dermal toxicity test on animals . . . (t)his situation makes it very unlikely that validated alternatives, at least in this part of toxicological evaluation, will be available before the foreseen date of the Sixth Amendment or in a near future thereafter . . .

Because no validated alternatives to animal testing presently exist, or are likely to exist before the initial effective date of the ban, it is expected that the effective date of the ban will be postponed. In addition, the ban would not apply to Company products or ingredients tested on animals before the effective date, or to Company products or ingredients not tested on animals after that date. When alternatives to animal testing do become validated and accepted, the Company is committed to using those tests in place of animal testing. Therefore, the proposed ban, whenever it becomes effective, is not expected to have an impact on the sales of Gillette cosmetic products in Europe.
                           ------------------------

The proponent argues that the Company has never applied for approval of any drug. The Company's response is that this is not an accurate statement. Generally, the applications filed by the Company are considered confidential commercial information and are not publicly available.
                           ------------------------

The proponent argues that "nearly 550 companies (including many that produce the same types of products as Gillette) maintain high standards of profitability, product safety, and product innovation without performing animal tests." The Company's response is that the proponent fails to mention that most of those companies do not actually manufacture, as Gillette does, cosmetic ingredients, over-the-counter drugs, medical devices, office products or writing instruments. They either depend on contract fillers to conduct the safety tests or they rely on safety data generated by Gillette and others. Many of them are not directly engaged in new product development.

Further, the National Consumers League, a private, not-for-profit consumer group, recently sponsored a national survey, funded in part by the Company, which concluded that a large number of consumers have been misled by the claims of certain companies that their products are "cruelty-free," "not tested on animals," and similar statements. Commenting on the survey's results, Linda Golodner, league president, said that "(n)ot tested on animals doesn't mean never tested on animals . . . half of the consumers we surveyed thought that not tested on animals meant that both the product and the ingredients weren't tested on animals . . ." It was also found that many of those consumers have paid a premium for products bearing such misleading labels. Also commenting on the survey, Irene Malbin of the Cosmetic, Toiletry and Fragrance Association stated ". . . practically every ingredient used in cosmetics was at some time tested on animals to ensure safety . . ." The League has petitioned both the Food and Drug Administration and the Federal Trade Commission for regulations to prevent the further use of such deceptive claims, and the Federal Trade Commission has responded by soliciting comments from the industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

SOLICITATION OF PROXIES
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. The Company has retained Georgeson & Company Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above at a cost of $18,000 plus reasonable expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. In addition, directors, officers and other regular employees of the Company may request the return of proxies by telephone or telegram, or in person.

VOTING OF PROXIES
Under the by-laws of the Company, as permitted by Delaware law, the required quorum for the meeting is 33 1/3% in interest of the shares outstanding and entitled to vote at the meeting, a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office and an affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of proposals 2 and 3.

When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for proposals 1 and 2 and against proposal 3. If a proxy or ballot indicates that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether any of the proposals are approved under Delaware law and the by-laws of the Company.

CONFIDENTIAL VOTING
The Board of Directors has determined that the Company's confidential voting policy employed for the last several years will apply to the 1996 Annual Meeting. The Company's policy requires that proxies and ballots be kept confidential from officers, directors and employees of the Company and from third parties. Certain outside agents, such as those serving as proxy solicitors, who have agreed to comply with this policy, but not Company employees, directors or officers, may be permitted access to proxies and ballots to facilitate their participation in soliciting proxies and conducting the meeting. The policy will not prevent Company officers, directors or other employees or representatives from determining which stockholders have not voted so that they can be urged to vote. The policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement.

ANNUAL REPORT
The Annual Report of the Company for the year ended December 31, 1995, is being mailed with this proxy statement.

STOCKHOLDER PROPOSALS
Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1997 Annual Meeting must be received by the Company in advance of November 15, 1996.

In general, stockholder proposals intended to be presented at an annual meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or prior to February 16, 1997, to be considered for the 1997 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's by-laws.

OTHER MATTERS
Except for matters described in this proxy statement, the Board of Directors does not know of any matter that will or may be presented at the meeting. With respect to any such proposals not now known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgement.

[Logo]    THE
          GILLETTE
          COMPANY

          World-Class Brands, Products, People


March 14, 1996

Gillette Stockholders:

You are cordially invited to attend the 1996 Annual Meeting of the stockholders of The Gillette Company to be held at 10:00 a.m. on Thursday, April 18, 1996, at the John F. Kennedy Library and Museum, Columbia Point, Boston, Massachusetts.

At the meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement and report to you on the operations of the Company. You will have the opportunity to ask questions about the business that may be of general interest to other stockholders.

Your vote is important regardless of how many shares you own. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the envelope provided. You may attend the meeting and vote in person even if you have previously returned your proxy.

If you indicate that you plan to attend the meeting by marking the appropriate space on the proxy, an admission ticket will be sent to you approximately one week in advance of the meeting.

I look forward to seeing you at the meeting.

Sincerely,

Alfred M. Zeien
Chairman of the Board
and Chief Executive Officer

                                  DETACH HERE                             GIL 2F

[Logo]    THE
          GILLETTE                                   PRUDENTIAL TOWER BUILDING
          COMPANY                                    BOSTON, MASSACHUSETTS 02199

P
R
O         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
X         The undersigned (a) revokes all prior proxies and appoints and
Y authorizes Jill C. Richardson and Robert E. DiCenso and each of them with power of substitution, as the Proxy Committee, to vote the stock of the undersigned at the 1996 Annual Meeting of the stockholders of The Gillette Company on April 18, 1996, and any adjournment thereof, as specified on the reverse side of this card on proposals 1 through 3 and in their discretion on all other matters coming before the meeting and, if applicable, (b) directs, as indicated on the reverse, the voting of the shares allocated to the account(s) of the undersigned at the 1996 Annual Meeting and at any adjournment thereof. Plan shares for which no directions are received, and ESOP and GESOP shares which have not been allocated to participant accounts, will be voted on each issue in proportion to those shares allocated to participant accounts of the same plan for which voting instructions on that issue have been received. Each trustee is authorized to vote in its judgment or to empower the Proxy Committee to vote in accordance with the Proxy Committee's judgment on such other business as may properly come before the meeting and any adjournment thereof.


                                                                     -----------
                                                                     SEE REVERSE
            (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)         SIDE
                                                                     -----------

[X} Please mark
    votes as in
    this example.

    This proxy will be voted as directed by the stockholder, but if no choice is specified, it will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

    ----------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR proposals 1 and 2.
    ----------------------------------------------------------------------------
    1. Election of directors for 3-year terms:
    W.E. Buffett, M.B. Gifford, C.R. Goldberg,
    J.E. Mullaney
    FOR          WITHHELD     2. Approval of the           FOR  AGAINST  ABSTAIN
    ALL      [ ] FROM ALL [ ]    appointment of KPMG Peat  [ ]    [ ]      [ ]
    NOMINEES     NOMINEES        Marwick LLP as Auditors.
    For, except withhold vote from the following nominee(s).
    [ ]
       ----------------------
    ----------------------------------------------------------------------------
    ----------------------------------------------------------------------------
                       The Board of Directors recommends a
                            vote AGAINST proposal 3.
    ----------------------------------------------------------------------------
    3. Stockholder proposal -  FOR  AGAINST  ABSTAIN
       Animal Testing.         [ ]    [ ]      [ ]






    ----------------------------------------------------------------------------

                                            MARK HERE             MARK HERE
                                           FOR ADDRESS [ ]       IF YOU PLAN [ ]
                                            CHANGE AND            TO ATTEND
                                          NOTE AT LEFT           THE MEETING


                Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or in other representative capacity, state full title. (IMPORTANT - FILL IN DATE)